Issuer Free Writing Prospectus filed pursuant to Rule 433

Registration Statement No. 333-283579

Relating to Prospectus Supplement dated December 4, 2024

(To Prospectus dated December 4, 2024)

Hut 8 Announces New ATM and Stock Repurchase Programs

MIAMI, FL, December 4, 2024 (GLOBE NEWSWIRE) – Hut 8 Corp. (Nasdaq | TSX: HUT) (“Hut 8” or the “Company”), a leading, vertically integrated operator of large-scale energy infrastructure and one of North America’s largest Bitcoin miners, today announced three capital markets updates:

1.	The Company has entered into a Controlled Equity Offering Sales AgreementSM with the sales agents named therein (the “Sales Agreement”) pursuant to which it may offer and sell, under the Prospectus Supplement (as defined below), shares of its common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $500.0 million from time to time pursuant to an “at-the-market” program (the “ATM Program”).

2.	The Company launched a $250.0 million stock repurchase program with respect to the Common Stock (the “Stock Repurchase Program”).

3.	Under the terms of the Company’s Convertible Note Purchase Agreement with Coatue Tactical Solutions Lending Holdings AIV 3 LP (“Coatue”), Coatue has consented to the launch of the Stock Repurchase Program and elected not to require the registration of the Common Stock underlying their convertible note in connection with Hut 8’s filing today of a shelf registration statement on Form S-3ASR (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”).

“The launch of the ATM Program and Stock Repurchase Program have equipped the business with two powerful tools that we believe bolster our ability to navigate the volatile markets in which we operate,” said Asher Genoot, CEO of Hut 8. “These tools support a robust, integrated capital strategy, reinforcing our proactive approach to treasury management.”

“We believe the three capital market updates announced today send a clear message to shareholders: our key investors continue to believe in us, and the flexibility provided by the ATM Program and Stock Repurchase Program strengthens our ability to pursue ambitious growth objectives with confidence while maintaining a relentless focus on driving sustainable shareholder returns.”

The Company intends to use the net proceeds from any sales of Common Stock under the ATM Program for growth initiatives, including the acquisition or development of power and digital infrastructure assets such as data centers, as well as the purchase of Bitcoin as a strategic reserve asset. Net proceeds may also be allocated to other capital expenditures and investments, working capital, the repurchase of outstanding securities, the repayment of indebtedness, and other general corporate purposes. Pursuant to the Sales Agreement, sales of the Common Stock under the ATM Program may be made in the United States by any method deemed to be an “at-the-market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, or by any other method permitted by law, including by sales made directly on or through the Nasdaq Global Select Market (“Nasdaq”). The Company may in the future make sales of the Common Stock under the Sales Agreement in Canada to or through Canadian affiliates of the sales agents named therein, subject to certain terms and conditions set forth therein including the filing of a prospectus in each of the provinces and territories of Canada qualifying the Common Stock in “at-the-market” offerings under applicable Canadian securities laws.

Sales under the ATM Program will be made pursuant to a prospectus supplement, dated December 4, 2024 (the “Prospectus Supplement”), to the base prospectus contained in the Registration Statement (the “Prospectus”), each filed by the Company with the SEC for the offering to which this communication relates. Before investing, prospective investors should read the Prospectus and the Prospectus Supplement (including the documents incorporated by reference therein) and other documents the Company has filed with the SEC for more complete information about the Company and the ATM Program, including the risks associated with investing in the Common Stock. Copies of the Prospectus and the Prospectus Supplement may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, New York 10022, or by email at prospectus@cantor.com or from Keefe, Bruyette & Woods, Inc., by email at kbwsyndicatedesk@kbw.com or by telephone at +1 (800) 966-1559. You may also obtain these documents free of charge when they are available by visiting EDGAR at www.sec.gov.

The Stock Repurchase Program has been introduced as part of the Company’s capital management plan. Under the Stock Repurchase Program, the Company may repurchase up to 4,683,936 shares of Common Stock (representing 5.0% of the current issued and outstanding Common Stock) in the next twelve months. The Company expects that any repurchases will be made through the facilities of Nasdaq at prevailing market prices, in accordance with applicable securities laws.

The ATM Program and Stock Repurchase Program do not require the Company to sell or purchase any minimum number of shares of the Common Stock. The timing and extent to which the Company may sell or repurchase Common Stock will depend upon, among other things, market conditions, share price, liquidity, regulatory requirements and other factors, and sales and repurchases of Common Stock may be commenced or suspended by the Company at any time without prior notice to its stockholders. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, solicitation or sale will be made only by means of the Prospectus and the accompanying Prospectus Supplement.

About Hut 8

Hut 8 Corp. is an energy infrastructure operator and Bitcoin miner with self-mining, hosting, managed services, and traditional data center operations across North America. Headquartered in Miami, Florida, Hut 8 Corp.’s portfolio comprises twenty sites: ten Bitcoin mining, hosting, and managed services sites in Alberta, New York, and Texas, five cloud and colocation data centers in British Columbia and Ontario, four power generation assets in Ontario, and one non-operational site in Alberta.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws in Canada and the United States, including the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events or developments that Hut 8 expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of the business, operations, plans and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “is designed to”, “likely” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking information may include, but is not limited to, statements regarding the Company’s ability to navigate the markets in which it operates, its capital strategy, approach to treasury management, growth objectives and focus on driving sustainable shareholder returns, proposed benefits of the ATM Program and Stock Repurchase Program, including impact on the Company’s business, financial condition, results of operations and to its shareholders, growth opportunities, the Company’s ability to achieve its objectives, the Company’s relationship with Coatue, the status of and potential registrations of the Common Stock underlying Coatue’s investment, the ATM Program, including sales, if any, under the ATM Program, the use of proceeds from sales of Common Stock under the ATM Program, if any, and the timing of and amount of Common Stock, if any, that may be repurchased by the Company under the Stock Repurchase Program.

Statements containing forward-looking information are not historical facts, but instead represent management's expectations, estimates and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by the Company as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information. For factors that could cause actual results to differ materially from the forward-looking information in this press release, please see the risks described under the “Risk Factors” section of the Registration Statement, the Prospectus Supplement, the Company’s Transition Report on Form 10-K for the transition period from July 1, 2023 to December 31, 2023, filed with the SEC on April 26, 2024, and Hut 8’s other public disclosure documents, which are available under the Company’s EDGAR profile at www.sec.gov and SEDAR+ profile at www.sedarplus.ca.

Hut 8 Corp. Investor Relations

Sue Ennis

ir@hut8.com

Hut 8 Corp. Media Relations

media@hut8.com